Exhibit 6.3

AMENDED AND RESTATED SECURED REVOLVING LOAN NOTE

Lender:	SingularDTV GMBH	Date: July 18, 2018
Gotthardstrasse 26
6300 Zug
Switzerland
CHE-143.156.740

Borrower:	Rentalist, LLC
1 N. Church Street, 3rd Floor
West Chester, Pennsylvania 19380

1.                                      Amendment and Restatement. Borrower and Lender hereby agree that this Amended and Restated Secured Revolving Loan Note (this “Note”) amends and restates in its entirety that certain Secured Revolving Loan Note issued by Borrower to Lender on November 30, 2017 (the “Original Note”).

2.                                      Promise to Pay. For value received, Borrower promises to pay to Lender, in lawful money of the United States of America, the principal sum of the advances (each, an “Advance”, and collectively, the “Advances”) as indicated on Exhibit A hereto or so much of such amount as is outstanding hereunder, plus any interest accrued thereon, pursuant to the terms of this Secured Revolving Loan Note (this “Note”). The principal sum of the Advances shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) unless otherwise agreed upon in writing by Borrower and Lender.

3.                                      Use of Funds; Audit. The amount of the Advances shall be used by Borrower for the purpose of (i) purchasing equipment and vehicles and the payment of related costs and expenses, and (ii) funding the general operations of the business of Borrower. At all times during the term of this Note, Borrower shall retain all records related to such purchases and payments. Upon Lender’s request, Borrower shall provide written evidence (including by email) of the use of the funds following such purchases or payments.

4.                                      Interest. Interest on the outstanding and unpaid principal balance of the applicable Advance made pursuant to this Note shall accrue, from the date of such Advance through and including the date of final payment, at a rate of five percent (5%) per annum, simple interest.

5.                                      Payment. The amounts owed pursuant to this Note shall be paid by Borrower to Lender as follows:

(a)                                 Commencing on December 1, 2018, Borrower shall make interest only payments to Lender on a monthly basis for six (6) months, with each such payment made on or before the fifth (5th) day of each calendar month; and

(b)                                 Commencing on June 1, 2019 and continuing during the 18 month period thereafter, Borrower shall pay to Lender eighteen (18) equal monthly installments of principal and interest, with each such payment made on or before the fifth (5th) day of each calendar month, and with a final payment due and payable on the thirty-six (36) month anniversary of the date of this Note (such date, the “Maturity Date”).

The payment schedule described above may be amended as agreed upon by Borrower and Lender in writing. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

6.                                      Prepayment. Borrower may prepay any portion of the unpaid principal balance of this Note at any time without penalty; provided, however, that Borrower shall pay any accrued but unpaid interest thereon prior to any prepayment or principal.

7.                                      Default. Each of the following shall constitute an event of default under this Note (an “Event of Default”):

(a)                                 Borrower shall fail to make any payment due under this Note within ten (10) days following the due date thereof to Lender after the same shall become due and payable, whether at maturity or by acceleration or otherwise;

(b)                                 the occurrence of any Event of Default under the “Security Agreement” (as defined below) or any other agreement, document or instrument related to indebtedness of Borrower to Lender, or any other agreements, instruments, notes and documents executed or delivered in connection therewith;

(c)                                  Borrower shall fail to observe and perform any of the covenants, conditions or agreements on its part to be observed and performed under this Note, under the Security Agreement, or under any other agreement Borrower may have with Lender, which noncompliance or breach of such covenants, conditions or agreements are not cured within thirty (30) days; provided, however, that this right of cure shall not apply to payment defaults by Borrower;

(d)                                 any representation or warranty of Borrower under this Note, under the Security Agreement or under any other agreement Borrower may have with Lender shall prove to be or to have been false or erroneous in any material respect when made; or

(e)                                  Borrower becomes insolvent or unable to pay its debts as they mature or become due, or shall file a voluntary petition or suffer any involuntary petition to be filed against it under any provision of any state or Federal bankruptcy or insolvency statute which is not discharged or dismissed within sixty (60) days, or shall make an assignment for the benefit of creditors, or shall apply for or consent to the appointment of a receiver, trustee or custodian for its assets.

When such an Event of Default occurs and is continuing, Lender, at its option, may declare the entire unpaid balance of the Advances under this Note and any interest thereon, and all other charges, costs and expenses provided for herein or in the Security Agreement immediately due and payable upon notice and demand to Borrower. Upon the occurrence of an Event of Default, Lender shall have all of the rights and remedies with respect to this Note and with respect to all of Lender’s collateral and security as described or provided for in the Security

Agreement, which rights and remedies are provided for in this Note and the Security Agreement, or as otherwise provided by law.

8.                                      Security. As security for the payment of this Note, any future loans and advances made pursuant to this Note and for all other indebtedness, obligations and undertakings of Borrower to Lender, whether entered into now, heretofore or hereafter, Borrower has granted to Lender a security interest in all of the assets of Borrower, as further set forth in that certain Security Agreement entered into by and between Borrower and Lender as of even date herewith (the “Security Agreement”). Lender shall have no duty or obligation to Borrower, or to any endorser, guarantor, surety or other party, to perfect any lien or security interest of Lender in Lender’s collateral or security or guaranties or to resort to the same in any particular order.

9.                                      Insurance. At all times during the term of this Note, Borrower shall maintain adequate insurance, with coverages acceptable to Lender, on all equipment and vehicles purchased with the funds loaned by Lender to Borrower pursuant to this Note.

10.                               Lender’s Rights. Upon the occurrence of an Event of Default, Lender shall have the right to collect and Borrower shall pay upon demand all of Lender’s costs, charges and expenses, including the fees and out-of-pocket expenses of legal counsel, agents and others retained by Lender, incurred in enforcing Borrower’s obligations hereunder or incurred by Lender in any litigation, negotiation or transaction in which Borrower causes Lender, without Lender’s fault, to become involved.

11.                               Integration. The terms and conditions of this Note together with the terms and conditions of the Security Agreement, which are incorporated herein by reference as if set forth in full, contain the entire understanding between Borrower and Lender with respect to the indebtedness evidenced hereby. Such understanding may not be amended, modified or terminated except in writing duly executed by the parties hereto.

12.                               Binding Nature of Note; Assignment. This Note inures to the benefit of and binds Borrower, Lender and their respective heirs, executors, administrators, personal representatives, successors and assigns, except that neither Borrower nor Lender may assign its obligations hereunder or interest in this Note without the prior written consent of the other party; provided, however, that Borrower may freely assign this Note and its obligations hereunder to Rentalist, Inc., a Delaware corporation.

13.                               Notices. All notices required or desired to be given to either Borrower or Lender shall be in writing and shall be deemed to have been sufficiently given for all purposes when given if personally delivered or, if mailed, when mailed by United States certified or registered mail, postage prepaid, to the other party at the address first set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

14.                               Governing Law; Jurisdiction. This Note shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its rules of conflict of laws. The parties hereby agree and consent to be subject to the jurisdiction of any federal or state court sitting in the Commonwealth of Pennsylvania in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Note or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process in the manner provided for in Section 13 hereof, and waives any objection to venue in any such state or federal court and any claim that any such state or federal court is an inconvenient forum.

15.                               Amendments and Modifications. This Note may not be amended or modified other than by an agreement in writing. Unless otherwise expressly stated in writing, any such amendment or modification of this Note shall not release from liability any party who signs this Note, whether as Borrower, guarantor, accommodation maker or endorser. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this Note or release any party or guarantor or collateral; or impair, fail to realize upon or fail to perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this Note without the consent of or notice to anyone other than the party with whom the modification is made.

16.                               Severability. The provisions of this Note are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason.

17.                               Waiver. Except for such notices as are specifically required by this Note prior to the occurrence of an Event of Default, the undersigned hereby waives presentment for payment, demand, notice of nonpayment, notice of protest and protest of this Note, and all of the notices in connection with delivery, acceptance, performance, default or enforcement of the payment of this Note, and the right to trial by jury in any action related to this Note, or the Revolving Loan evidenced hereby. The failure by Lender to exercise any right or remedy shall not be taken to waive the exercise of the same thereafter for the same or any subsequent Event of Default.

18.                               Lender. The references to “Lender” herein shall be deemed to be references to any subsequent assignee, transferee or other holder of this Note.

19.                               Construction. As used in this Note, the singular shall include the plural and vice versa, and the terms “include” and “including” shall be deemed to be immediately followed by the phrase “but not limited to.” The terms “herein” and “hereunder” and similar terms shall be interpreted to refer to this Note. The masculine form, wherever used herein, shall be construed to include the feminine and the neuter, and vice versa, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, and vice versa, where appropriate.

[signature page follows]

IN WITNESS WHEREOF and intending to be legally bound hereby, Lender and Borrower have executed this Note as of the date first set forth above.

LENDER:

SingularDTV GMBH

DocuSigned by

By:	/s/ Zach LeBeau
Name:	Zach LeBeau
Title:	CEO and Founder of SingularDTV
7/20/2018 9:45:10 AM PDT

BORROWER:

RENTALIST, LLC

DocuSigned by

By:	/s/ Chris Dima
Name:	Chris Dima
Title:	CEO
7/18/2018 2:24:06 AM PDT

EXHIBIT A

Amount
Date	of Advance

11/30/2017	$750,000
1/10/2018	$250,000
2/10/2018	$250,000